Exhibit 99.1

U.S. Shipping Partners L.P. Announces Results for 2004, its First Year End as a Public Company

EDISON, N.J., Feb. 2 /PRNewswire-FirstCall/ — U.S. Shipping Partners L.P. (NYSE: USS) today reported results of operations for the fourth quarter and year ended December 31, 2004.  On November 3, 2004, U.S. Shipping Partners L.P. (the “Partnership”) completed its initial public offering of common units.  Earnings for periods prior to the date of the initial public offering are attributable to United States Shipping Master LLC (the “Predecessor”).

For the three months ended December 31, 2004, the Partnership reported operating income of $2.0 million, compared to $0.9 million for the three months ended December 31, 2003.  The increase of $1.1 million resulted primarily from the addition of two parcel tankers, the Charleston and the Chemical Pioneer.  The Charleston was acquired in April 2004.  The Chemical Pioneer was purchased in May 2003, however was in drydock until November 2003. The fourth quarter 2004 also included expenses associated with becoming a public entity in the amount of $1.0 million, as well as management bonuses of $2.0 million that were awarded upon completion of the Partnership’s initial public offering.  For the year ended December 31, 2004, operating income was $20.5 million compared to $12.4 million for the year ended December 31, 2003. The increase of $8.1 million resulted from the operation of the two additional parcel tankers coupled with contractually escalated time charter equivalent rates on our existing integrated tug barges, partially offset by the aforementioned additional costs associated with being a public company and bonuses paid to management.

Chairman and CEO Paul Gridley commented, “We are very pleased with our 2004 operating results, particularly the impact of the acquisition of the Charleston and Chemical Pioneer, which has contributed to our strong growth in operating income.  We feel the initial public offering gives us the added flexibility to further grow our business.”

In the three months ended December 31, 2004, the Partnership completed its initial public offering of common units which resulted in proceeds that were used to reduce its outstanding debt by $93.8 million, or 48%.  As a result, net income for the fourth quarter includes a $3.2 million charge for loss on debt extinguishment.  In addition, the Partnership recorded an income tax charge of $3.2 million in the fourth quarter, which was attributable to the change in income tax status of one of the subsidiaries of the Partnership from an LLC to a corporation.  Therefore, the net loss for the three months ended December 31, 2004 of $6.0 million and net income for the year ended December 31, 2004 of $1.4 million are not comparable to the net loss of $1.6 million and net income of $2.4 million in the corresponding prior year periods.  The net (loss) or net income per basic and fully diluted limited partner unit for the three months and year ended December 31, 2004 were ($0.51) and $0.16, respectively.  The net (loss) or net income per basic and fully diluted limited partner unit for the three months and year ended December 31, 2003 were ($0.20) and $0.31, respectively.

For the three months ended December 31, 2004, voyage revenue was $32.9 million, an increase of $11.6 million, or 55%, as compared to voyage revenue of $21.2 million for the three months ended December 31, 2003.  Voyage expenses, which consist of fuel, port charges, canal tolls and other costs unique to a particular voyage, for the three months ended December 31, 2004 were $5.8 million as compared to $3.0 million for the comparable period in 2003.  Net voyage revenue, which is voyage revenue less voyage expenses, increased $8.8 million for the three months ended December 31, 2004 compared to the three months ended December 31, 2003.  For the year ended December 31, 2004, voyage revenue was $122.4 million, an increase of $41.8 million, or 52%, as compared to voyage revenue of $80.5 million for the year ended December 31, 2003.  Voyage expenses for the year ended December 31, 2004 were $20.4 million as compared to $9.9 million for the prior year.  Net voyage revenue increased $31.3 million for the year ended December 31, 2004 compared to the year ended December 31, 2003.  The increases in net voyage revenue are primarily attributable to the addition of the two parcel tankers coupled with contractually escalated time charter equivalent rates on our existing integrated tug barges.

At its February 2, 2005 meeting, the Board of Directors of US Shipping General Partner LLC, the general partner of the Partnership, declared the Partnership’s initial quarterly distribution to the unit holders for the quarter ending December 31, 2004 in the amount of $0.2885 per unit.  This distribution has been pro-rated to cover the period from November 3, 2004 (the completion date of the initial public offering) to December 31, 2004, and will be payable on February 14, 2005 to unitholders of record on February 9, 2005.

The Partnership’s management has scheduled a conference call for February 2, 2005, at 4:30 pm Eastern time, to review its fourth quarter and full year 2004 results.  Dial-in information for this call is (800) 291-9234 (Domestic) and (617) 614-3923 (International).  The participant passcode is JonesAct. The conference call can also be accessed by webcast, which will be available at http://www.usslp.com.

The Partnership also announced that Bryan Ganz, President and CEO of Galaxy Tire and Wheel, Inc., has been elected to the Board of Directors of its general partner as an independent director.  Galaxy Tire and Wheel, Inc. is a manufacturer of specialty use tires for the agricultural and construction equipment and materials handling markets.  Mr. Ganz is a graduate of Georgetown University School of Business and Columbia Law School.

U.S. Shipping Partners L.P. is a leading provider of long-haul marine transportation services, principally for refined petroleum products, in the U.S. domestic “coastwise” trade.  U.S. Shipping Partners L.P. is also involved in the coastwise transportation of petrochemical and commodity chemical products.  For additional information about U.S. Shipping Partners L.P., please visit http://www.usslp.com.

Use of Non-GAAP Financial Information

U.S. Shipping Partners L.P. reports its financial results in accordance with generally accepted accounting principles.  However, we also present certain non-GAAP financial measures, such as EBITDA and net voyage revenue, which we use in our business.

EBITDA is used as a supplemental financial measure by management and by external users of our financial statements to assess (a) the financial performance of our assets and our ability to generate cash sufficient to pay interest on our indebtedness and make distributions to partners, (b) our operating performance and return on invested capital as compared to other companies in our industry, and (c) our compliance with certain financial covenants in our debt agreements.  EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity under GAAP.  EBITDA, as presented herein, may not be comparable to similarly titled measures of other companies.

Net voyage revenue is calculated by subtracting voyage expenses from voyage revenue.  The amount of expenses we incur for a particular voyage depends upon the form of contract with our customer.  Although voyage revenue from different types of contracts may vary, the net revenue that remains after subtracting voyage expenses is comparable across the different types of contracts.

The Partnership has presented in the tables below a reconciliation of each of these measures to the most directly comparable GAAP measurement.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties are discussed in detail in the Partnership’s filings with the SEC.

U.S. Shipping Partners L.P.

Successor to United States Shipping Master LLC (Predecessor)

Consolidated Statements of Operations

(in thousands, except for unit and per unit data)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Voyage revenue	$32,869	$21,241	$122,355	$80,514
Vessel operating expenses	13,701	9,244	47,119	33,143
% of voyage revenue	41.7%	43.5%	38.5%	41.2%
Voyage expenses	5,820	3,029	20,415	9,889
% of voyage revenue	17.7%	14.3%	16.7%	12.3%
General and administrative expenses	5,270	2,934	10,455	7,153
% of voyage revenue	16.0%	13.8%	8.5%	8.9%
Depreciation and amortization	6,063	5,145	23,811	17,921
Operating income	2,015	889	20,555	12,408
% of voyage revenue	6.1%	4.2%	16.8%	15.4%
Interest expense	(1,912)	(2,519)	(9,960)	(10,039)
Loss on debt extinguishment	(3,230)	—	(6,397)	—
Other income	147	38	369	136
Income (loss) before provision for income taxes	(2,980)	(1,592)	4,567	2,505
Provision for income taxes	3,050	23	3,119	72
Net income (loss)	$(6,030)	$(1,615)	$1,448	$2,433
General partner’s interest in net income (loss)	$(121)	$(32)	$29	$49
Limited partner’s interest in net income (loss)	$(5,909)	$(1,583)	$1,419	$2,384
Net income (loss) per unit (basic and diluted)	$(0.51)	$(0.20)	$0.16	$0.31
Weighted average units outstanding (basic and diluted)	11,647,762	7,799,936	8,769,799	7,799,936

Supplemental Operating Statistics

	Three months ended December 31,		Year ended December 31,
ITBs	2004	2003	2004	2003
Total vessel days	552	552	2,196	2,190
Days worked	552	546	2,186	2,180
Drydocking days	—	—	—	—
Net utilization (2)	100%	98.9%	99.5%	99.5%
Average Time Charter Equivalent Rate (3)	$34,174	$30,641	$34,760	$31,590

Parcel Tankers (1)
Total Vessel Days	184	47	614	47
Days Worked	184	47	590	47
Drydocking Days	—	—	—	122
Net utilization (2)	100%	100%	96.1%	100%
Average Time Charter Equivalent Rate (3)	$36,132	$31,505	$38,285	$31,505

(1)          Since November 6, 2003 for the Chemical Pioneer. From May 6, 2003, the date we acquired the vessel, until July 5, 2003, the Chemical Pioneer was bareboat chartered to a third party and from July 6, 2003 to November 5, 2003 the Chemical Pioneer was in drydock.  Since April 28, 2004, the date of acquisition, for the Charleston.

(2)          Net utilization is equal to the total number of days worked by a group of vessels during a defined period, divided by total vessel days (number of vessels x calendar days) for that group of vessels.

(3)          Average time charter equivalent rate is equal to net voyage revenue earned by a group of vessels during a defined period, divided by the total number of actual days worked by that vessel during that period.

U.S. Shipping Partners L.P.

Successor to United States Shipping Master LLC

Reconciliation of Unaudited Non-GAAP Financial Measures to GAAP Measures

($ in thousands)

Earnings before Interest, Taxes, Depreciation, and Amortization (EBITDA)

	Three months ended December 31,		Year ended December 31,
	2004	2003	2004	2003
Net income (loss)	$(6,030)	$(1,615)	$1,448	$2,433
Adjustments to reconcile net income to EBITDA:
Depreciation and amortization	6,063	5,145	23,811	17,921
Interest expense, net	1,765	2,481	9,591	9,903
Loss on debt extinguishment	3,230	—	6,397	—
Provision for income taxes	3,050	23	3,119	72
EBITDA	$8,078	$6,034	$44,366	$30,329

Net Voyage Revenue

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003

Voyage revenues	$32,869	$21,241	$122,355	$80,514
Less: Voyage expenses	5,820	3,029	20,415	9,889
Net voyage revenue	$27,049	$18,212	$101,940	$70,625

SOURCE U.S. Shipping Partners L.P.

Web Site: http://www.usslp.com

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